CO-BRAND LICENSE AGREEMENT


     THIS CO-BRAND LICENSE AGREEMENT ("Agreement") is made as of the 6th day of September, 2001 (the "Effective Date"), by and between The Dannon Company, Inc., with its principal place of business at 120 White Plains Road, Tarrytown, NY 10591-5536 (hereinafter referred to as "Dannon"), and YoCream International, Inc., with its principal place of business at 5858 N.E. 87th Avenue, Portland, OR 97220-1312 (hereinafter referred to as "YoCream").

                                WITNESSETH

     WHEREAS, Dannon is the owner of the trademark "DANNON" and certain logos and other marks which incorporate such trademarks, as shown on Exhibit "B" hereto; and

     WHEREAS, YoCream is the owner of the trademark "YOCREAM" ("YoCream Mark") and manufactures and sells mix for making soft frozen yogurt under the YoCream Mark; and manufactures and sells mixes for other soft frozen yogurt under other brands, and co-packing and private branding arrangements with others; and

     WHEREAS, the Parties desire to enter into the arrangement contemplated by the Asset Purchase Agreement whereby soft frozen yogurt will be manufactured, marketed and sold by YoCream under a co-brand determined as provided in Section 1.1(a) in the definition of "Co-Brand"; and

     WHEREAS, to obtain from Dannon a license to use the Dannon trademark in connection with such manufacture, marketing and sale of the soft frozen yogurt product, YoCream recognizes the vital importance of protecting Dannon's exclusive and valuable rights in and to said trademark and the goodwill symbolized thereby.

     NOW, THEREFORE, in consideration of the covenants and promises hereinafter contained, Dannon and YoCream hereby agree as follows:

                                ARTICLE 1

                               DEFINITIONS

     l.l. Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

(a) "Co-Brand" means such trademark and/or branding which incorporates the Mark (as hereafter defined) and the YoCream Mark as the Parties may hereafter mutually agree upon. Without limiting either party's discretion in determining whether or not to agree to a specific proposed "Co-Brand," the parties currently anticipate that the Co-Brand would be in the spirit of that reflected on Exhibit "A," incorporated herein by reference.

(b)	"License Year" means the period commencing on the Effective
      Date and ending on the anniversary thereof for any calendar year that this Agreement is in effect.

(c)	"Mark" means Dannon's federally registered trademark,
      Registration Number 2,304,910 and Application No. 75/029,984 and Dannon's logo as set forth in Exhibit "B" hereto, incorporated herein by reference.

(d)	"Net Sales" means YoCream's invoice price for the Product to the customers, less any applicable variable distribution charges, rebates paid to the customer, any Product related deduction taken by the customer in the course of business, and cash payment term discount applicable to such customers as of the Effective Date of this Agreement as mutually agreed by the Parties on a customer by customer basis. Invoices will be included in the royalty calculation after the invoice has been paid in full, including rebates or other approved Product related deductions.

(e)   "Party" or "Parties" means Dannon and/or YoCream.

(f)	"Product" means any and all soft frozen yogurt mix manufactured and directly or indirectly sold by or on behalf of YoCream to YoCream's customers under the Co-Brand.

(g)	"Royalty" means the royalty of four percent (4%) on Net Sales of Product to any customer of YoCream.

(h)	"Term" means the period commencing on the Effective Date and expiring on the fifth anniversary thereof, subject to any extension thereof pursuant to Section 2.2 of this Agreement.

(i)	"Territory" means the fifty States of the United States and its territories.
                                ARTICLE 2

                             GRANT OF LICENSE

     2.1 Grant. Subject to the terms and provisions set forth in this Agreement, Dannon hereby grants to YoCream, and YoCream hereby accepts, a non-transferable, non-assignable license, to use the Mark during the Term solely in connection with the manufacture, marketing and sale of the Product, but only as incorporated into, or used in conjunction with, the Co-Brand. YoCream hereby agrees not to use the YoCream Mark in connection with any soft frozen yogurt mix other than in conjunction with the Co-Brand hereafter manufactured, marketed or sold by YoCream in the Territory during the term of this Agreement.

     2.2 Term. The initial Term of this Agreement shall be for a period of five (5) years commencing as of the Effective Date and ending as of September 6, 2006. At the request of either party, one year prior to the end of the initial (or then current renewal) Term, the parties shall meet to discuss extending the Term. The Term of this Agreement may be extended only by mutual agreement of the parties. However, the Agreement shall expire at the end of the initial or then current renewal) Term if the parties have not agreed to an extension on or prior to close of business on such date as is 180 days prior to the end thereof (with respect to the initial Term, March 10, 2006)

     2.3 Limitations on Use. YoCream has no right to nor shall it use the Mark with any items other than the Product in the form and composition in existence on the Effective Date or as otherwise approved by Dannon. YoCream has no right to use the Mark in connection with the sale of the Product outside of the Territory or to any person or entity which YoCream knows or has reason to know (based upon facts known to its management, but without any independent obligation to investigate) will sell or market the Product outside the Territory unless otherwise agreed between the Parties.

     2.4 Limitations on Licensing. During the Term, Dannon will not license, or in any other manner grant permission, to any other person or entity to use the Mark on any other soft frozen yogurt product in the Territory. Notwithstanding this provision, Dannon reserves and shall have the right to grant to any other person or entity the right to use the Mark as long as such use is not in connection with a soft frozen yogurt product in the Territory, and no consent or permission of YoCream shall be necessary.

     2.5 Use of Other Trademarks. During the Term of this Agreement, neither YoCream nor any subsidiary or affiliate of YoCream will use within the Territory any mark or name except the Co-Brand on the Product or in connection with advertising or promotional materials for the Product. Further, neither YoCream nor any subsidiary or affiliate of YoCream will use within the Territory any mark or name except the Co-Brand on soft frozen yogurt; provided, however, YoCream may sell soft frozen yogurt under its owned YOGURT STAND and PRIVATE BRAND marks (with such soft frozen yogurt as currently formulated with minor adjustments being acceptable, when sold under such marks), and under private label and co-packing arrangements. YoCream will use its best efforts to cause customers currently purchasing soft frozen yogurt mix for sale under a brand other than the Co-Brand to convert to the Product and/or to otherwise sell such soft frozen yogurt to consumers under the Co-Brand, subject to the terms of this Agreement (including without limitation, the quality standards set forth herein).

     Notwithstanding the foregoing limitations, this Section 2.5 shall not prohibit YOCREAM nor or any of its subsidiary or affiliate companies from investing in or acquiring an entity which sells soft frozen yogurt if the soft frozen yogurt sold by such entity is not under the YOCREAM Mark and after the investment or acquisition YOCREAM uses its best efforts to cause customers then purchasing soft frozen yogurt mix from such entity to convert to the Product and/or to otherwise sell such frozen yogurt to consumers under the Co-Brand, subject to the terms of this Agreement (including without limitation, the quality standards set forth herein).

     2.6 Registration of Co-Brand by Mutual Consent. Neither Party shall apply for formal registration of the Co-Brand with the United States Patent and Trademark Office, or any other governmental entity, without the prior written consent of the other Party, and in any event, the parties will be co-registrants of the Co-Brand. Neither party shall commercially use, or permit the commercial use of, the Co-Brand upon termination of this Agreement, except as permitted in
Section 8.6 hereof.

                                ARTICLE 3

                             QUALITY CONTROL

     3.1 Quality Control; Inspections; Approvals. In order to protect the goodwill and reputation associated with the Mark, YoCream covenants, agrees, represents and warrants as follows, at a minimum that:

     (a) The nature and quality of the Product; all services rendered by YoCream in connection with the Product and the Co-Brand; all goods sold under the Co-Brand; and all related advertising, packaging, labels, publicity materials and promotional materials used by YoCream in connection with the Product, the Co-Brand or the Mark shall conform to the standards established and/or approved by Dannon, including but not limited to any health, cleanliness, sanitation and/or quality standards, and including but not limited to those set forth in the YoCream Quality Requirements Manual as set forth in Exhibit "C" hereto (as updated from time to time upon written notice to YoCream). Without limiting the foregoing, Dannon shall have the right to approve or disapprove any changes in, additions to or deletions of flavors, line extensions or SKU's in which the Product is manufactured, marketed and sold.

     (b) Notwithstanding any other provision of this Agreement, Dannon shall have no liability to YoCream or third parties with respect to the Product manufactured or sold by YoCream, its agents, contractors or sub-contractors or its customers.

     (c) YoCream will abide by any laws, rules, regulations or general industry standards governing the operation of a food business, including, but not limited to, procedures on health, cleanliness and sanitation.

     (d) All future products produced under this Agreement will be of the quality and nature equivalent to, or better than, those approved by Dannon as a result of Dannon's testing of the Product prior to entering into this Agreement.

     (e) YoCream shall cooperate with Dannon in facilitating Dannon's control of such nature and quality by permitting Dannon, as Dannon requests, to inspect YoCream's manufacturing facilities (or those of any contract manufacturer utilized by YoCream) or other facilities of YoCream and by supplying Dannon, as Dannon reasonably requests, with specimens of use of the Product, the Co-Brand and the Mark, and of all materials showing the Product and/or services associated with the Product, the Co-Brand or the Mark.

     (f) If an event has occurred with respect to the Product which may be reasonably expected to damage or denigrate the Mark or to create a substantial health risk, YoCream shall direct a market withdrawal, stock recovery and/or recall of any such Product. Upon mutual agreement YOCREAM shall direct a market withdrawal, stock recovery and/or recall of any Product which does not materially comply with the quality requirements of this Agreement. In addition, YoCream shall direct a recall of any Product in the event that a recall of the Product is required, ordered or recommended by any court or government agency or any applicable law or regulation, for any reason. YoCream shall bear primary responsibility for market withdrawal, stock recovery and/or recall procedures and expenses, however the Parties agree that no royalty shall be applicable to any Product withdrawn, recovered or recalled. Any request for a market withdrawal, stock recovery and/or recall by Dannon hereunder shall not prejudice any other or additional right or remedy Dannon may have under this Agreement.

     (g) YoCream shall submit to Dannon, without charge, for inspection and approval by Dannon, a sample of each advertisement, package, label, tag and piece of publicity or promotional material that uses the Mark or the Co-Brand at each of the following stages of development: concept, mechanical or lay-out, finished art, pre-production and final product. YoCream shall not use any advertisement, package, label, tag, publicity or promotional material for the Product using the Co-Brand, the Mark or the Dannon name, which has not been approved by Dannon in writing.

     (h) Without limiting any other provision of this Agreement, the manufacture, distribution, promotion and sale of the Product and any tags, labels, packaging, advertising and promotional materials thereof shall comply with all applicable laws and regulations, including but not limited to, any industry standards.

     (i) YoCream shall not use a personality or celebrity to endorse or promote the Product unless and until it obtains approval in writing from Dannon.

     (j) YoCream's policy of sale and distribution of the Product shall be of high standard and shall in no manner reflect adversely upon the good name of Dannon or upon the goodwill and reputation associated with the Mark.

     (k) Both parties shall use their best efforts to promptly handle any requests for approvals required under this Agreement (for example, approvals under Section 5.3; but excluding, without limitation, amendments to this Agreement). Unless the Parties agree otherwise, response to requests for approval must be given within ten (10) business days from the date of request. Lack of such response within ten (10) business days from the date of the second notice of such request (which second request shall not be given prior to ten
(10) business days from the date of the first request) shall constitute approval of the request.

                                ARTICLE 4

                          OWNERSHIP OF THE MARK

     4.1 Ownership of Mark. YoCream acknowledges and agrees that:

     (a) YoCream shall acquire no ownership rights in or to the Mark by virtue of this Agreement or otherwise and all use by YoCream of the Mark shall be deemed to inure to the benefit of Dannon.

     (b) YoCream shall not, during the Term or thereafter, directly or indirectly, contest or aid in contesting Dannon's ownership of the Mark or the validity of the Mark, and

     (c) YoCream shall not, during the Term or thereafter, do anything inconsistent with or which impairs Dannon's ownership of or the validity of the Mark.

     4.2 Cooperation in Enforcing Ownership Rights. At Dannon's request, YoCream will cooperate fully, at Dannon's expense, in confirming, perfecting, preserving and enforcing Dannon's rights in the Mark.

     4.3 Unauthorized Use. YoCream agrees to notify Dannon of any unauthorized use, unfair competition or other infringement by other persons relating to the Co-Brand or the Mark promptly after it comes to YoCream's attention. Dannon agrees to notify YoCream of any unauthorized use, unfair competition or other infringement by other persons relating to the Co-Brand or the YoCream Mark promptly after it comes to Dannon's attention. The Parties shall have the right to determine what action, if any, will be taken to remedy any infringement(s) of or related to their respective trademarks or other intellectual property rights, either standing alone or as incorporated in the Co-Brand. The Parties shall not take any action with respect to such infringements of the other party's trademarks or other intellectual property, standing alone, without the prior written consent of the other Party. Notwithstanding the foregoing, the Parties agree to cooperate in good faith in determining what action to take regarding any infringement of the Co-Brand.


                                ARTICLE 5

                  ADDITIONAL OBLIGATIONS OF YOCREAM

     5.1  Royalty Payment.  During the Term, and thereafter as provided in
Section 8.9 hereof, YoCream shall pay a Royalty payment to Dannon on the twentieth (20th) day of each month following the Effective Date with respect to all sales of Product made during the previous month. YoCream shall provide an accounting with each such Royalty payment showing a breakdown of the Royalty amount and other mutually agreed documentation. Dannon shall have the right to question and confirm the amount of a Royalty payment or any part thereof and the right to inspect YoCream's books and records relating to such Royalty payment for a period of one (1) year following such Royalty payment.

     5.2 Marketing. YoCream agrees to use its best efforts, consistent with its past practices and past financial expenditures, for marketing, advertising, promoting and publicity for the Product.

     5.3 Approval of Formats, etc. YoCream shall use the Mark only in the composition, lettering, logos, print styles, forms and formats which have received the prior written approval of Dannon.

     5.4 Insurance Coverage. YoCream shall obtain from a reputable insurance carrier acceptable to Dannon liability insurance with limits not less than $10,000,000 (U.S. dollars) (per person, per injury) in order to protect and insure Dannon and YoCream against any claims or liabilities with which either or both of them may be charged because of personal injuries or injuries suffered by any person or entity, resulting from the ingestion of the Product or the manufacture or sale thereof, whether during the Term or thereafter. Dannon shall be named in the policy of such insurance as an additional insured and such policy shall provide that the insurance cannot be cancelled without the insurer giving Dannon written notice thereof at least thirty (30) days prior to the effective date of the cancellation and that the insurance covers the contractual liability of YoCream to Dannon under the provisions of paragraph 5.5 below. YoCream shall maintain such insurance in full force and effect throughout the Term and for at least three (3) years thereafter. Within ten (10) days after the date this Agreement is executed and on the first day of each License Year thereafter, YoCream shall deliver to Dannon a certificate of insurance evidencing that such insurance is in full force and effect and that it cannot be cancelled without the insurer giving Dannon written notice thereof at least thirty (30) days prior to the effective date of the cancellation. The insurance described in this Section shall be primary and shall not be subject to contribution by any other insurance, which may be available to Dannon.

     5.5. Indemnity. YoCream agrees to indemnify Dannon and its directors, officers, employees and agents and hold them harmless from and against any and all claims, demands, actions, liabilities, damages, losses, costs and expenses (including attorneys' fees) ("Damages") arising out of or resulting from or in connection with YoCream's (1) performance or non-performance of its obligations under this Agreement; or (2) negligent or willful acts or omissions (or such actions or omissions of YoCream's agents, employees, contractors, or consultants). In the event that a recall of the Product is required, ordered or recommended by any court or government agency or any applicable law or regulation, for any reason, YoCream shall comply with such requirement, order or recommendation and shall bear all the expenses thereof. This Section shall survive the expiration, termination, breach or alleged breach of this Agreement.


                                ARTICLE 6

                         DANNON'S OBLIGATIONS

     6.1 Notification of Unauthorized Use. Dannon agrees to notify YoCream of any unauthorized use, unfair competition or other infringement by other persons relating to the Co-Brand or the Mark as incorporated into the Co-Brand promptly after such infringement comes to Dannon's attention.

     6.2 Indemnity. Dannon agrees to indemnify YoCream and its directors, officers, employees and agents and hold them harmless from and against any and all Damages arising out of or resulting from or in connection with Dannon's (1) performance or non-performance of its obligations under this Agreement; or (2) negligent or willful acts or omissions of Dannon (or such acts or omissions of Dannon's agents, employees, contractors, or consultants). This Section shall survive the expiration, termination, breach or alleged breach of this Agreement.

                                ARTICLE 7

          MUTUAL NONDISCLOSURE AND CONFIDENTIALITY AGREEMENT

     7.1 Confidential Information. The Parties acknowledge and agrees that the idea, composition of and the methods of manufacture of the Product, as well as product development, testing, marketing, quality standards, and any and all other business or strategic information relating to the Product, the Co-Brand, the Mark or the business of either Party hereto (collectively, the "Information"), is proprietary, confidential and/or competitively sensitive and shall be kept secret. Neither Party shall use the Information except as contemplated by this Agreement without the prior written approval of an authorized representative of the other Party.

     7.2 Non-Disclosure. The Parties agree that either Party may disclose the Information to those of its directors, officers, employees and representatives who need to know such Information for the purpose of maintaining or evaluating the relationship between YoCream and Dannon. Prior to disclosing this Information, however, each Party will inform the person to receive the Information of its confidential nature and the obligations of nondisclosure and confidentiality as defined herein in this Article 7.

     7.3 Term of Non-Disclosure Obligation. The obligations of nondisclosure and confidentiality undertaken by each Party under this Agreement shall continue for the Term of this Agreement and for a period of five (5) years following the termination of this Agreement.

     7.4 Limitations. The Parties agree and acknowledge that the provisions of Sections 7.1 - 7.3 above shall not apply to any Information which (i) at the time of disclosure or thereafter is in the public domain or becomes generally known to the public through no fault of either Party; (ii) was available to the receiving Party on a non-confidential basis from a source other than the disclosing Party, providing that such source was not known by the receiving Party to be bound by a confidentiality agreement with the disclosing Party;
(iii) is known to the receiving Party (as evidenced by its written records) prior to receipt thereof from the disclosing Party; or (iv) is required by a court of competent jurisdiction or by law to be disclosed by the receiving Party, provided that the disclosing Party is given prior written notice of such requirement.

     7.5 Relief. The Parties hereby acknowledge that the disclosing Party will be materially damaged and/or irreparably harmed by violation of the confidentiality obligations contained in this Agreement, that the unauthorized disclosure of Information to any third party may enable such party to compete unfairly, directly or indirectly, with the business of the disclosing Party, and that money damages will not be an adequate remedy.

     Accordingly, in the event that either Party at any time gains knowledge of any breach of the confidentiality of, or the misappropriation of, the Information or gains knowledge of any other violation of the confidentiality obligations under this Agreement, such Party shall promptly give notice thereof to the other Party. In addition, each disclosing Party shall be entitled, without limitation of any other remedies to which it may be entitled by law, to injunctive relief, to specific performance of this Agreement, and to damages (if and as appropriate) in the event of violation of this Article 7.

     7.6 Return of Documents. In the event this Agreement is terminated, or otherwise upon the request of the disclosing Party, each receiving Party shall promptly return to the disclosing Party all documents, notes or other materials obtained from such other Party containing any Information (including any copies thereof and including all documents or materials which may reference or incorporate such Information) or, at the other Party's direction, shall destroy all such materials. Further, each Party will provide the other Party with a statement, signed by a duly authorized officer, verifying that it has complied with the terms of this Section 7.6.


                                ARTICLE 8

                     BREACH, DEFAULT AND TERMINATION

     8.1 Termination for Cause. Either party may terminate this Agreement at any time if the other defaults in the performance of any of its obligations under this Agreement. In such event, the Party declaring the default shall provide the other Party ("Recipient") with written notice thereof setting forth the nature of the default, and:

     (a) Recipient shall have ten (10) days from the date of the notice to cure monetary defaults; provided however, in the event of more than two monetary defaults by YoCream occurring in any calendar year, Dannon may terminate this Agreement in such calendar year immediately without providing YoCream an opportunity to cure such default; or

     (b) Recipient shall have twenty (20) days from the date of the notice to cure a non-monetary default (other than a default described in Section 8.1(c)), provided, however, that if the nature of the alleged fault is such that it cannot reasonably be cured within twenty (20) days, the Recipient may cure such default by commencing in good faith to cure such default promptly after its receipt of such written notice and prosecuting the cure of such default to completion with diligence and continuity within a reasonable time thereafter; or

     (c) in the event YoCream shall at any time materially breach or be in material default of any of the provisions set forth in Section 3.1(a) - (j) of this Agreement (a "Quality Default"), YoCream shall have ten (10) business days from the date of Dannon's notice to YoCream of such Quality Default to cure it; provided however, however, Dannon may terminate this Agreement immediately, without providing YoCream an opportunity to cure, in the event of a third Quality Default in any five (5) year term.

     8.2 Termination in Event of Bankruptcy, etc. This Agreement shall terminate automatically upon notice to a Party, in the event that with respect to such Party: (a) there is an expropriation, confiscation or nationalization by any government of a substantial portion of its assets or property; (b) it becomes insolvent; (c) it seeks relief as a debtor under any applicable bankruptcy law or other law relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors or consents to or acquiesces in such relief; (d) it makes an assignment for the benefit of, or enters into a composition with, its creditors; (e) it appoints or consents to the appointment or receiver or other custodian for all or a substantial part of its assets or property; (f) a petition seeking to have it declared or adjudicated bankrupt or insolvent under any applicable bankruptcy or similar law is not dismissed within sixty (60) days after filing;
(g) an order or judgment is entered by a court of competent jurisdiction for relief against it in any case commenced under any bankruptcy or similar law or finding it to be bankrupt or insolvent or ordering or approving its liquidation, reorganization or any modification of the rights of its creditors or appointing a receiver, guardian or other custodian for all or a substantial part of its assets or property; or (h) it admits its inability to pay its debts when due.

     8.3 Termination without Cause. After this Agreement has been in effect for a minimum of two (2) years, either Party may terminate this Agreement without cause upon one hundred eighty (180) days' written notice to the other Party.

     8.4 Transfer of Controlling Interest in Either Party. If at any time during the Term, including any extension, there shall occur, directly or indirectly, a transfer of a controlling interest in either Party (other than the transfer to an affiliate of such Party, and excluding a transfer of a controlling interest in Groupe Danone unless the acquirer is a material competitor to YoCream) through sale, stock transfer, merger, or otherwise, then the other Party shall have the right to terminate this agreement upon thirty
(30) days' prior written notice.

     8.5 No Waiver of Right to Terminate. Either Party's failure to exercise or delay in exercising its right of termination hereunder for any one or more causes shall not be deemed to prejudice its right of termination for such or for any other subsequent cause. Termination or expiration of this Agreement for any reason whatsoever shall not relieve the Parties from their respective obligations accruing hereunder upon or prior to such termination or expiration.

     8.6 Certain Obligations Upon Termination or Expiration. Upon any expiration or termination of this Agreement:

     (a) YoCream shall within one hundred eighty (180) days following the date of such expiration or termination ("Transition Period") remove from, and by the end of the Transition Period shall have ceased to use or display in any manner the Co-Brand or the Mark in connection with the Product or any product, package, label, tag, equipment, advertising or promotional medium of any kind whatsoever, or any other document, device or medium; unless the Parties expressly agree otherwise.

     (b) No royalties shall be paid during the Transition Period in the event the Agreement is terminated before the expiration of the initial five (5) year term unless Dannon terminated the Agreement pursuant to Section 8.1 for a material, uncured breach by YoCream of the Agreement which is either fraudulent or in bad faith and in a circumstance where YoCream has deliberately attempted to frustrate the spirit and intentions of the relationship established under this Agreement. Dannon shall have the right to audit and/or inspect YoCream's inventory of Product during the Transition Period.

     8.7  Non-compete Restrictions Applicable Upon Termination or Expiration.

     (a) Except in the event that Dannon terminates this Agreement pursuant to Section 8.1 for a material, uncured, breach by YoCream of this Agreement which is either fraudulent or in bad faith and in a circumstance where YoCream has deliberately attempted to frustrate the spirit and intentions of the relationship established under this Agreement, then for a period of three (3) years after the termination or expiration of this Agreement, Dannon agrees not to, directly or indirectly, manufacture, market or sell soft frozen yogurt in the Territory nor license the Mark for such use by others in the Territory.

     (b) Except in the event that YoCream terminates this Agreement pursuant to Section 8.1 for a material, uncured, breach by Dannon of this Agreement which is either fraudulent or in bad faith, and in a circumstance where Dannon has deliberately attempted to frustrate the spirit and intentions of the relationship established under this Agreement, then for a period of three (3) years after the termination or expiration of this Agreement, YoCream agrees not to directly or indirectly enter into another co-branding or licensing relationship with a third party respecting use of a non-YoCream owned trademark in conjunction with the YoCream Mark, excluding such use for a particular flavor in connection with soft frozen yogurt in the Territory.

     (c) Notwithstanding the foregoing, Dannon's respective obligations under Section

     8.7(a) shall not prohibit Dannon, or any of its parent, subsidiary or affiliate companies from investing in or acquiring an entity which sells soft frozen yogurt under trademarks other than the Mark, if:

     (i) the investment or acquisition does not represent 5% or more of all votes entitled to vote for election of directors of the subject entity or other persons acting in a similar capacity, nor otherwise provides such right to elect or cause others to elect such persons

or

     (ii) the soft frozen yogurt business of the subject entity represents less than 10% of the total gross sales of such entity across all product and/or service lines it offers, and such entity has less than a 10% market share of soft frozen yogurt in the Territory (taken as a whole, rather than market by market), at the time of Dannon's (or such parent, subsidiary or affiliate's) investment and in any event

     (iii) the Mark is not used in connection with the manufacturing, marketing or sale of soft frozen yogurt by the subject entity during the period of the non-compete.

     In the event that the percentage of sales of entity, or market share, in soft frozen yogurt exceed 10% at the time of investment or acquisition, Dannon will not be in breach of this Section 8.7 if Dannon either (i) discontinues soft frozen yogurt sales by such entity within a commercially reasonable period of time from finalization of the acquisition or investment transaction; or (ii) divests the soft frozen yogurt business (or the portion thereof in excess of the 10% limitations set forth in section 8.7(c)ii) of such entity within a commercially reasonable period of time (with commercial reasonableness determined taking into account, among other things, obtaining a commercially reasonable price for such business).

     Provided further, however, that (c)(i) and (c)(ii) above shall not be used to circumvent the intent of this provision, thus permitting Dannon to do indirectly what it is prohibited by this Section 8.7 from doing directly.

     (d) Any dispute which may arise between the parties with respect to this
Section 8.7 shall be resolved by private arbitration or another mutually agreed form of private alternative dispute resolution ("ADR") before a panel of three disinterested and legally qualified adjudicators, one of which is selected by Dannon, one of which is selected by YoCream, and one of which is mutually agreed upon. The dispute shall be resolved utilizing such rules of evidence and procedures as are mutually agreed upon by the Parties in good faith. All costs related to the selection of the adjudicators and the proceeding itself shall be born one-half by Dannon and one-half by YoCream unless the adjudicators otherwise direct as part of the dispute resolution. Attorney's fees, and other costs associated with legal representation shall be borne by each of the Parties, respectively. The Parties shall use their best, commercially reasonable efforts to commence and resolve any dispute arising pursuant to this Section 8.7 within sixty (60) days of a Party's written notice of an intention to move to the formal ADR proceeding, provided that the Parties shall use their best, commercially reasonable efforts in good faith to resolve any dispute privately between them, to mutual satisfaction, in the first instance.


                                 ARTICLE 9

                          MISCELLANEOUS PROVISIONS

     9.1 No Agency. Nothing in this Agreement shall create a partnership, joint venture or establish the relationship of principal and agent or any other relationship of a similar nature between the parties. In all transactions regarding the Product or the Co-Brand, YoCream shall assume sole responsibility for any commitments, obligations or representations made by it in connection with the manufacture, sale, marketing, use or advertising thereof.

     9.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the Parties, pertaining to such subject matter. No amendment, supplement, modification or waiver of this Agreement shall be binding unless it is set forth in a written document signed by the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in a written document signed by the parties hereto.

     9.3 Binding Nature of Agreement. Subject to Article 2 above, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

     9.4 Governing Law; Good Faith Efforts to Resolve Disputes.   This
Agreement shall be construed in accordance with the internal laws of the State of Oregon without regard to conflict of laws principles. In the event of a controversy, claim or dispute ("Dispute") arising out of or relating to this Agreement, the Parties shall endeavor, in good faith, to expeditiously negotiate a mutually agreed resolution to that Dispute.

     9.5 Headings. The headings and captions contained in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or in any way affect the interpretation of this Agreement. Unless the context otherwise specifically requires, words importing the singular include the plural and vice versa. The terms hereunder', "hereto", "herein" and similar terms relate to this entire Agreement and not to any particular paragraph or provision of this Agreement.

     9.6 Voluntary Nature of Agreement. This Agreement has been entered into after negotiation and review of its terms and conditions by parties under no compulsion to execute and deliver a disadvantageous agreement. The Agreement incorporates provisions, comments and suggestions proposed by both Parties. No ambiguity or omission in this Agreement shall be construed or resolved against either Party on the ground that this Agreement or any of its provisions was drafted or proposed by the Party.

     9.7 Notices. All notices or other communications which are required or which may be given under the provisions of this Agreement shall be in writing and shall be hand-delivered or mailed certified or registered mail, postage prepaid, as follows:

   To Dannon at                              with copy to:
   The Dannon Company, Inc.                  Dannon Legal Department
   120 White Plains Road                     120 White Plains Road - 6th Floor
   Tarrytown, NY 10591-5536                  Tarrytown, NY 10591
   Attention:  Chief Financial Officer       Attention: VP and General Counsel
   Facsimile #: (914) 366-2805               Facsimile #: (914) 366-2865


   To YoCream at:                            with copy to:
   YoCream International, Inc.               Hanna Strader
   5858 N.E. 87th Avenue                     Attorneys at Law
   Portland, OR 97220-1312                   1300 SW Sixth Avenue, Suite 300
   Attention: John N. Hanna, CEO             Portland, Oregon 97201
   Facsimile #:   (503) 256-3976             Attention: Harry M. Hanna
                                             Facsimile #: 503-273-2712

Either Party may change its address for notice by written notice to that effect given to the other Party in accordance with this Section. All notices shall be effective upon actual receipt at the address specified.

     9.8 Remedies. Except where otherwise specifically referenced in this Agreement as an exclusive remedy, the Parties hereto shall have all remedies available at law or in equity, which remedies shall be cumulative and nonexclusive, and in addition shall be entitled to such restraining orders, injunctions, specific performance, protective orders or similar remedies as may be appropriate.

     9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Faxed signatures will be accepted, provided the originally signed documents are delivered on the following business day.

     9.10 Initial Transition Period. YoCream currently markets soft frozen yogurt product under the YoCream Mark in the Territory, and the Parties recognize that a transition period is necessary to replace the soft frozen yogurt sold under the YoCream Mark with Product sold under the Co-Brand. The Parties agree that it is their mutual intent that the transition be completed at the earliest possible date following execution of this Agreement (with 90 days to be the target date), with the Parties exercising their best efforts, taking into account: (a) utilization of existing inventory of soft frozen yogurt currently marketed under the YoCream Mark; (b) preparation of the packaging and advertising material to market the Product; (c) effecting a smooth transition to the Product so as not to adversely affect current customers of soft frozen yogurt sold under the YoCream Mark; and (d) assuring effective distribution of the Product.

     IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound thereby, have executed this Agreement by their duly authorized representatives to be effective as of the day and year first above written.

     THE DANNON COMPANY, INC.             YOCREAM INTERNATIONAL INC.
     By:                                  By:
     Signature: \s\ Rick Lees             Signature: \s\ John N. Hanna
     Printed Name:                        Printed Name:
     Title: V.P. Finance/CFO              Title: Chief Executive Officer
     Date: September 6, 2001              Date: September 6, 2001


                                Exhibit A
                                   to
                       Co-Brand License Agreement
                        Presentation of Co-Brand


                                Exhibit B
                                   to
                      Co-Brand License Agreement
                               Dannon Logo


                                Exhibit C
                                   to
                      Co-Brand License Agreement
                   YoCream Quality Requirements Manual